Contacts:	Investors:
Anna Marie Dunlap SVP Investor & Corporate Communications Corinthian Colleges, Inc. 714-424-2678

Media:
Robert Jaffe Pondel Wilkinson, Inc. 310-279-5969

CORINTHIAN COLLEGES RECEIVES
NOTICE OF INFORMAL SEC INQUIRY;
ANNOUNCES SHAREHOLDER DERIVATIVE LAWSUITS

SANTA ANA, California, August 18, 2006 — Corinthian Colleges, Inc. (NASDAQ: COCO) reported today that the Securities and Exchange Commission (the “SEC”) is conducting an informal inquiry into the Company’s practices, procedures and disclosures related to its historic stock option grants. The Company is cooperating with the SEC in its inquiry.

On July 12, 2006, the Company reported that a special committee of independent directors (the “Special Committee”) had been formed to review the Company’s historic stock option grants. At that time, the Company also informed the SEC that the Special Committee, assisted by independent legal counsel, was undertaking the review. The review is on-going, and when it is completed the Company plans to provide a public statement regarding the results.

The Company has also been served with two shareholder derivative actions filed in Orange County, California Superior Court by individuals identifying themselves as shareholders of the Company. The complaints name the Company as a nominal defendant and a number of the Company’s current and former directors and officers as defendants. The complaints allege that the current and former director and officer defendants breached their fiduciary duties to the Company with respect to certain historical stock option grants.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, operating 95 schools in 26 states in the U.S. and 34 schools in seven provinces in Canada. The Company’s mission is to help students prepare for careers that are in demand or advance in their chosen career. Corinthian offers diploma programs and associate’s, bachelor’s, and master’s degrees in a variety of fields, including healthcare, business, criminal justice, transportation maintenance, trades and technology.